Exhibit 99.1

       STRATEX NETWORKS APPOINTS COMMUNICATIONS VETERAN CLIFFORD HIGGERSON
                              TO BOARD OF DIRECTORS

    SAN JOSE, Calif., March 7 /PRNewswire-FirstCall/ -- Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, announced today the appointment of Clifford Higgerson as an additional independent member of the board of directors effective immediately.

    "We are pleased to have a person with Cliff's depth of experience and keen insights into the telecommunications industry join the Stratex board," said Chuck Kissner, chairman and chief executive officer of Stratex Networks. "Cliff's broad industry background, along with his ability to identify cutting-edge technologies, should be a valuable asset to our company. We look forward to his contributions."

    "Stratex has long been an innovator of key technologies within the wireless telecommunications industry, providing its customers with leading-edge solutions. I look forward to serving on the Stratex board and working with the management team as the company focuses on expanding its market penetration and driving its leadership in innovation," said Mr. Higgerson.

    Mr. Higgerson has more than 35 years experience in research, consulting, planning and venture investing primarily in the telecommunications industry, with an emphasis on carrier systems and equipment. He was a founding partner of ComVentures and a general partner with Vanguard Venture Partners. He began his career as director of research for Hambrecht & Quist, and later as director of the communications group at L.F. Rothschild, Unterberg, Towbin. Mr. Higgerson's investments and board seats have included Astute Networks, Hatteras Networks, Kotura, Lambda Optical Systems, Ygnition, and Xtera Communications, along with Advanced Fibre Communications, America Online, Ciena, Digital Microwave (now Stratex Networks), Telllabs and MCI.

    Mr. Higgerson holds a bachelor's degree from the University of Illinois and a master's degree in business administration from the University of California at Berkeley.

    About Stratex Networks
    With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world's leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers' needs in wireless, high-capacity transmission technology. Additional information is available at www.stratexnetworks.com.

SOURCE  Stratex Networks, Inc.
    -0-                             03/07/2006
    /CONTACT: Mary McGowan of Summit IR Group Inc., +1-408-404-5401, or IR@stratexnet.com, for Stratex Networks, Inc./
    /Web site:  http://www.stratexnet.com /
    (STXN)